FY 2014 Q4 Earnings Release Conference Call Transcript
June 26, 2014

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE's Fiscal 2014 Fourth Quarter Conference Call. For those who need to reference today's press release, you'll find it at http://investors.NIKEinc.com. Leading today's call is Kelley Hall, Vice President, Treasury and Investor Relations.

Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to risks and uncertainties that could cause actual results to differ materially.

These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders; exchange rate fluctuations; order cancellations; changes in the timing of shipments; discounts and returns, which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations, including equipment, NIKE Golf, Converse and Hurley, are not included in these futures numbers. Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results.

Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, http://investors.NIKEinc.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations:

Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE's fiscal 2014 fourth quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations on our press release, which was issued about an hour ago, and at our website, investors.NIKEinc.com.

Joining us on today's call will be NIKE, Inc. President and CEO, Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. [Operator Instructions] With that, I'll now turn the call over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.:

Thank you, Kelley, and hello, everybody.

Fiscal '14 demonstrated a point I often make, and that's when we innovate, we just don't innovate for the sake of change. We innovate to change the game. And that's what we did throughout the year. We introduced great products, launched new consumer experiences, expanded our digital ecosystem and developed engaging retail concepts that drove excitement and energy for our brands in the marketplace. By staying true to the NIKE spirit, we continued to deliver great results like those we're reporting today.

Here are the fiscal '14 highlights.

NIKE, Inc. revenues grew 10% to nearly $28 billion. Gross margin increased 120 basis points to 44.8%. SG&A rose 12%, reflecting continued strategic investments in our brands and operations. And despite significant currency pressure, diluted EPS rose 11% to $2.97 for the full year.

We're proud of those results we delivered in fiscal '14, but more than that, we're proud of the consistent level of growth we've been able to deliver over the years. As we continue to get bigger as a company, I'm often asked, how can NIKE continue to grow? Well, first and foremost, there's absolutely no shortage of growth opportunities for NIKE. This has never been as clear to me as it is today. When I look within and across our 5 brands, 6 geographies and 8 categories, I see tremendous untapped potential. And this includes areas where we can build on our current foundation, such as Apparel and Women's and Converse, as well as areas where we can extend our current leadership position, such as running, basketball and football.

The key to unlocking this potential is, and always has been, to focus on the consumer. Our relationship with the consumer is something we need to earn every day. Increasingly, this relationship is one-to-one through the lens of their favorite sport. This is why our category offense is such a powerful advantage. The insights we draw from our deep consumer connections fuel our ability to create new products and services that excite and engage.

We also know we need to remain nimble to meet the changing needs and expectations of those we serve globally. The world is becoming increasingly interconnected, and consumers expect companies to be able to deliver the same level of innovation everywhere. And that means continuing to elevate and accelerate our level of innovation in products, in services, in our supply chain and in our digital ecosystem.

We also know that when we focus on the consumer, we deliver value for our shareholders. We do this by ensuring our growth is profitable. The strength and diversity of the NIKE, Inc. portfolio allows us to manage the levers in our business to drive profitability and invest for the future, so we can continue to innovate to meet the expectations of our consumers. And that is what you saw in our fiscal '14 performance across all the elements of our business, and that is the virtuous cycle that fuels our success.

Our unmatched ability to innovate is how we turn insights from athletes and consumers into amazing products and services that no one else can deliver. Throughout the past year, we used key events and sports moments to launch our most forward-thinking products. Together with Kobe in Los Angeles, we introduced the KOBE 9 Elite, the first basketball shoe to use our unique Flyknit technology. At the Sochi Winter Olympics, we leveraged significant advances from across our categories to deliver high-performance apparel, such as the lightweight hockey game jersey with Flywire and the Aeroloft Summit Jacket. In New York, at the Super Bowl, we launched the Vapor Carbon Elite Cleat, our first cleat to take advantage of the revolutionary potential of 3-D printing. At the world's premier track meet, the Prefontaine Classic in Eugene, Oregon, NIKE athletes set new U.S. records and world's best times in our performance racing footwear. And throughout fiscal '14, we've built tremendous momentum for the business and the brand as we delivered an unprecedented level of innovation heading into the World Cup. The combination of the world's best players and teams, our most innovative performance products and new levels of consumer engagement through social media is truly extraordinary. It sets a new benchmark for NIKE and the industry. There's a lot more to share with you on our execution at World Cup, but I'll save that for Trevor to discuss.

The products we launched this year were the culmination of an intense period of creativity for us. But make no mistake, there is much more in the pipeline. In fact, this is the pace of innovation that you should expect from us. We know innovation is a long-term growth driver, and that is why we have been so focused on extending our investments in this area. And we're seeing clear returns on these investments. I recently completed a comprehensive look at our product development taking place in each of our categories. And as you know, I'm someone who lives and breathes innovation, and I've never been so -- seen so much potential. I can tell you that the scope and the scale of the innovations we will be delivering for our consumers is truly incredible.

Our drive to innovate extends beyond product into areas such as digital. Our consumers expect us to be digitally connected as they are, making digital one of my top priorities for the company. Athletes are demanding more real-time personalized feedback on their performance. They want easy access to products and services that will help them improve, and they want to be part of a community where they can share and compare information, find performance tips and motivate each other. We are building an integrated system of digital services that will provide seamless access to our products, a full array of services and the most advanced digital tools to measure, motivate and inspire. Delivered with the soul of sport, this will be the digital platform for lifetime consumer relationships. Our goal is to grow the NIKE+ community from tens of millions to hundreds of millions of members.

An ongoing two-way dialogue with consumers is also a critical element of our digital ecosystem. It provides us insights that drive innovation, strengthens consumers' connections to our brands and provides a platform for consumers to interact with each other. Through our social media platforms, we leverage the power and passion of sport to deepen our relationship with our consumers. A perfect example of this is our “Risk Everything” campaign, which celebrates the energy and enthusiasm of Global Football. Two of the campaign's videos, “Winner Stays” and “The Last Game”, have set new records for engagement with over 370 million digital views and growing.

And finally, in E-commerce, we've made significant investments in infrastructure, capabilities and geographic expansion to provide a better experience. We know that when consumers shop online, they want a seamless premium experience. And that's our goal for NIKE.com. Our efforts are paying off. Our online business grew over 40% in fiscal '14, with the growth rate accelerating every quarter throughout the year.

When all three elements of our digital ecosystem come together, it's a powerful strategy to drive growth and meet and exceed the expectations of our consumers around the world, and its potential is enormous. It is changing how we conduct our business, tell our stories and engage consumers. It's a big part of our future and will only get bigger and better.

Fiscal '14 has been another strong year for us, and we will take that momentum into fiscal '15. We've aligned our leadership and resources to fully leverage those opportunities with the greatest potential for growth. With our deep consumer connections and our obsessive drive to innovate, we will excite, inspire and, no doubt, surprise. That's what you should expect from NIKE in fiscal '15 and beyond.

So thanks, and now here's Trevor to discuss the NIKE Brand.

Trevor Edwards, President, NIKE Brand:

Thanks, Mark.

The NIKE Brand had a strong finish to a great year, one that confirms the tremendous confidence that we have in our long-term growth strategy.

Looking at the results, on a constant currency basis, NIKE Brand revenue grew 13% for the quarter. For the year, revenue was up 11%, with growth across all key categories and geographies. NIKE Brand's DTC revenue was up 27% for the quarter, with 22% for the year, putting DTC revenue past the $5 billion mark. Results for the year were driven by comp store growth of 10%, new store expansion and online sales growth of 42%. And finally, global futures are up 12%.

As always, these results can be attributed to NIKE's unrivaled ability to understand the consumer, what they need and what inspires them. That knowledge drives us to identify the biggest growth opportunities and align our resources against them.

Let me highlight 3 areas of the business where we've seen significant revenue expansion on a wholesale equivalent basis, clearly demonstrating the power of our consumer focus.

First, I'll start with Global Football, which in fiscal year '14 grew 21% to $2.3 billion, and that doesn't even include our Football Sportswear product.

Now I've been to Brazil many times over the past 20 years, but having just returned from Rio, I have to say I have never seen energy like that before. There's a tremendous passion for football across the country. At NIKE, our connection with Brazil is powerful. We've been there for years, and we'll be there long after the World Cup ends.

The enthusiasm we see in Brazil, coupled with our #1 footwear market share around the world, is living proof that our Football business has never been stronger, and the power of the category offense continues to fuel growth in Football, with superior executions against engaging consumer connections, innovative products and premium retail destinations.

We bring the game's passion to footballers worldwide by creating meaningful connections with them through unique events and experiences. A great example of our series -- is our series of phenomenal houses, which combine product trials, athlete appearances, football tournaments in an immersive NIKE experience. Over the last 10 weeks, the phenom houses in Rio, London and New York and many other cities hosted more than 50,000 fans and thousands more played in our “Winner Stays” football tournaments around the globe.

As Mark mentioned, we are incredibly proud of our successful “Risk Everything” campaign. For years, we've taken inspiration from the best footballers. And as we always do, we share that inspiration in the stories we tell. That kind of engaging storytelling energizes current football fans and brings new fans in, growing the market today and into the future.

We also developed an incredible number of innovative football products this year, which led up to the first match in Rio. With the most teams in the tournament, we launched 10 new team kits, achieving a new milestone in performance and sustainability. We introduced 4 groundbreaking performance boots: the Hypervenom, the Tiempo V, the Magista and the Mercurial Superfly. Both the Magista and the Mercurial use our transformative Flyknit technology to take football boots to a whole new level. The players' response to these boots has been tremendous. There are more players wearing NIKE boots in the World Cup than all other brands combined, and more than 1/3 of them are playing in the distinctive and revolutionary Magista or Mercurial Flyknit boots.

And finally, we're seeing great excitement at retail, as NIKE Football has helped drive great results in our stores, online and at football shops with our wholesale partners around the world.

Our comprehensive offense on the pitch and in the marketplace drives our leadership as the world's best football brand and positions us for growth in this category for years to come.

Next, I'd like to talk about Running, which is also driven by product innovation, consumer engagement and retail presentation. It's that focus that powers us, growing revenue 10% for the year to $4.6 billion.

Our results were driven by key product innovations like Free Flyknit footwear, Dri-FIT Touch and Aeroloft apparel, just to name a few. And we're expanding the business by connecting with a new generation of runners. In Q4 alone, we engaged with over 85,000 runners through events and millions more via the NIKE+ platform. That energy directly translates at retail worldwide, in our DTC locations and running destinations like Crosstown Running at JD Sports and the NIKE Track Club at the Finish Line. The consistent achievement in the Running category confirms the strength of our strategy and points to the massive potential we see for Running going forward.

And third, our Women's business continues to drive strong growth. For the year, the Women's revenue grew 12% to nearly $5 billion, moving us closer to our goal of $7 billion by fiscal year '17. Our women's strategy is very clear, to combine running, training and sportswear into compelling product assortments that women want to run, train and live in, with key styles like the Legend Tights, the NIKE Pro Bras and the Sky Hi Dunks are a must-have for her.

Our goal to elevate women's product distribution this year was a success, as we brought the energy of the NIKE Training Club app to life at retail. We blended 3 vital components, pinnacle product assortments, premium services and great shopping experience that clearly demonstrate that NIKE understands this consumer's needs. The 50-plus stores where we've executed these concepts have been outpacing comp store growth for the next -- for the rest of the fleet. Our success in fiscal year '14 only hints at the enormous opportunity we see in the Women's business, and we are completely focused on capturing it.

Now let's shift focus onto a few of our key geographies.

North America had another great quarter and posted a record year. Revenues were up 10% for the quarter and the year, helping North America surpass $12 billion in annual revenue. The geography also had its most profitable year ever, with reported EBIT expanding faster than reported revenue to reach $3 billion for the year.

For the last decade, we've heard that our opportunities in North America are tapped out. But as we continue to demonstrate, nothing could be further from the truth. So how do we do it? We expand the market and, at the same time, we take market share by understanding the consumer better than anyone else. We extend our leadership on our perennial strengths like the Basketball and Running categories. This expertise also gives us insight to capitalize on the significant growth opportunities like in E-commerce and in our Apparel, Women's and Young Athletes businesses, just to name a few. And as we've often discussed, our confidence in the category offense in North America gives us the roadmap to continue to unlock opportunities in this geography and around the world.

Now let's turn to the Emerging Markets, which delivered exceptional Q4 results, with revenue up 25%. These results were very well balanced, with double-digit growth in almost every territory and increased revenues in nearly every key category. The Q4 results in our Emerging Markets demonstrated that our brand and products resonate with consumers in every corner of the globe. It was a great way to end a year that had some challenges. As we've talked about previously, we had logistics issues in Mexico in the first half of the year. This, combined with increased macroeconomic headwinds across Latin America, slowed revenue growth for the geography in fiscal year '14. We're continuing to closely monitor retailer inventory and the flow of product into Mexico and across Latin America to ensure the marketplace and our brand stay healthy.

Now onto China, where we had one overarching goal for fiscal year '14, reset the marketplace for growth. We've made great progress, and we're on track to achieve our goal of returning this market to sustainable double-digit revenue growth. In our DTC doors, we tested and deployed new merchandising concepts, which drove Q4 comp store sales up 22%, with continued increases in profitability. We've also tightened our merchandise assortments for our wholesale partners and re-profiled hundreds of the NIKE-only stores they operate. As a result, comp store sales and profitability for their overall fleet are up, with the re-profiled stores significantly outperforming. And importantly, inventory levels in the marketplace are also down significantly.

While we still have work to do in China, we're making great progress, and we remain confident that we have the right plan in place to achieve our true potential in this growth geography.

And finally, there's the outstanding results we're seeing in Western Europe. Q4 revenue grew 18%, a truly remarkable finish to an incredible year, as revenues in this important geography increased 14% to nearly $5 billion for the year, with growth across all key categories and nearly every territory.

The success we're seeing today in Western Europe stems from decisions we made more than 2 years ago to align our teams against the biggest growth opportunities through the category offense. We fueled growth in fiscal year '14 by transforming the marketplace, with shop-in-shops at JD Sports, Foot Locker and Intersport, as well as our own retail stores and online. And we've only just gotten started. There are tremendous opportunities for continued growth ahead. By being focused and decisive, we now lead the market as the region's most coveted sports brand. NIKE is the #1 brand in each of the top 10 cities in Western Europe, and we're the footwear market share leader in every key country. And we're not done yet.

As we start a new fiscal year, we will continue to do what we do best: Lead. Lead with the world's best innovative products and services, inspired by the greatest athletes; Lead by connecting with consumers who share our passion for sport; and Lead by energizing the marketplace with superior experiences at retail and online across the world.

There is no doubt about it, the momentum surrounding NIKE makes me incredibly excited about what's to come.

Thanks. Now here's Don.

Don Blair, EVP & Chief Financial Officer:

Thanks, Trevor.

Our FY '14 results continue to demonstrate our ability to leverage our diversified portfolio to drive sustainable profitable growth. We're able to consistently deliver results like these for 3 key reasons.

First, we invest effectively to build our business. The category offense is the framework for our growth strategy. And as Mark and Trevor described earlier, we're delivering outstanding value to consumers on each component of that framework: product, brand and marketplace. The results were clearly on display in FY '14. We continue to drive remarkable growth in North America, and we've significantly accelerated our business in both of our European geographies. Using the learnings gathered in more developed markets, we're making great progress resetting China, while continuing to build our brands and our business in the Emerging Markets. Within all of those geographies, our Direct to Consumer operations are the sharp point, delivering strong growth in revenue and profits, while setting a benchmark for our brand and our business in-store and online. And beyond the Swoosh, we're continuing to build the Converse, Jordan and Hurley brands, reaching toward the enormous potential they each offer. The results we're reporting today flow directly from the investments we've made over the past several years, and we're confident the investments we're making today will continue to drive sustainable profitable growth well into the future.

Second, we work hard to maintain balance across growth and profitability, investments and returns, near-term and long-term results. The breadth and depth of the NIKE portfolio gives us the opportunity to invest for the future while delivering strong growth and expanding returns on capital. And that's important for us to compete effectively and to continue to deliver value for our shareholders.

And the third reason we deliver consistent growth is that we effectively manage risk. In FY '14, we delivered 11% growth in EPS, despite losing 8 points of growth to currency headwinds. Our ability to deliver in a volatile environment demonstrates that we can pull the levers of our business to mitigate unforeseen downsides.

With that context, I'll recap our Q4 and fiscal 2014 results.

NIKE, Inc. fourth quarter revenue grew 11% on a reported basis and 13% on a currency-neutral basis, bringing our revenue to $27.8 billion for the year, up 10% as reported and up 11% on a currency-neutral basis.

NIKE Brand Futures orders advanced 12% on a currency-neutral basis, driven by an 8% increase in units and a 4% rise in average selling price. Growth was led by continued strength in North America and Europe, even as our futures window moved beyond the World Cup. On a reported basis, futures grew 11%, reflecting weaker international currencies, particularly in Japan and developing markets such as Brazil, Argentina, Russia and Turkey.

Fourth quarter Diluted EPS increased 3% to $0.78, bringing full year EPS to $2.97, up 11% versus last year. Strong revenue growth, gross margin expansion and a lower share count more than offset SG&A investments and currency headwinds to drive EPS growth for the quarter and the year. As discussed on our previous call, our SG&A was more concentrated in the fourth quarter, primarily reflecting demand creation investments behind the World Cup.

We estimate the changes in currency exchange rates, including the impact on gross margin, other expense and P&L translation, reduced our year-on-year EPS growth by 7 percentage points for the fourth quarter and 8 percentage points for the full year.

Gross Margin increased 170 basis points for the fourth quarter and 120 basis points for the year. The expansion for both periods was primarily driven by higher average prices, reflecting the power of innovative products and strong brands, as well as the continued strength of our DTC business. These upsides more than offset downward pressure from product cost inflation and FX headwinds.

Gross Margin for the quarter was better than expected, mainly due to the strong performance of our growing DTC business, a mix shift to higher-margin product and higher margins on closeout sales.

As we expected, Q4 Demand Creation spending was significantly higher than last year, driven by marketing investments in the World Cup and key product initiatives. Full year demand creation grew 10%, in line with our full year revenue growth, largely driven by an increase in sports marketing expense as well as marketing for global sporting events and new product launches.

Operating Overhead grew 13% for the quarter and 14% for the full year. This reflected support for key growth initiatives such as DTC and consumer digital, as well as infrastructure investments to support NIKE's current and future growth.

Other Expense, net was $17 million for the quarter and $103 million for the fiscal year, driven largely by foreign exchange losses, primarily from developing markets.

The fourth quarter Effective Tax Rate was 23.5%, higher than last year's 22.9% rate, which benefited from a reduction in tax reserves related to foreign operations. For the full year, our effective tax rate was 24%, a 70-basis-point improvement over the prior year, primarily due to an increase in earnings from lower tax jurisdictions.

We continue to deliver strong returns on capital in FY '14, as ROIC reached 24.5%, 70 basis points above last year. For the year, we delivered $2.1 billion in free cash flow and returned $3.4 billion in cash to shareholders in the form of share repurchases and dividends.

As of May 31, inventories were up 13%, a somewhat faster rate of growth than revenue or futures. Our inventories are healthy in most markets, reflecting builds to support the World Cup and to optimize the flow of goods in Europe and China. We are continuing to work through higher inventories in Latin America, particularly Mexico, as a result of the distribution center issues we experienced earlier in the year.

Now let's look at our performance by segment.

North America delivered a great year, as revenues grew 10% to $12.3 billion, marking the fourth consecutive year of double-digit revenue growth. For the fourth quarter, revenue also grew 10%, led by double-digit growth in Basketball and Global Football. In Q4, DTC revenue grew 21%, driven by an 8% increase in comp store sales and significantly higher NIKE.com revenues.

For the year, EBIT for North America grew 16%, as strong top line growth and gross margin expansion were partially offset by higher DTC operating costs and demand creation.

As Trevor described earlier, Western Europe also had a fantastic year, as revenue reached nearly $5 billion, up 14% on a currency-neutral basis. Fourth quarter revenues grew 18%.

FY '14 reported revenue for Western Europe grew 19%, while EBIT increased 33%, driven by revenue growth, gross margin expansion and SG&A leverage, as well as FX benefits from the stronger Euro.

In Central and Eastern Europe, currency-neutral revenues increased 12% in Q4 and 15% for the year, with growth in every key category except Action Sports, and every territory except Israel. Football, Running and Women's Training were the fastest-growing categories, with each reporting growth of 20% or greater for the quarter and the year. Russia, Turkey, Poland and Greece each reported double-digit growth for the year.

On a reported basis, FY '14 revenue grew 13% and EBIT grew 19%, reflecting revenue growth and expanding gross margins. In Q4, EBIT fell 10%, as stiff FX headwinds and SG&A investments more than offset higher revenues.

In Greater China, currency-neutral revenue grew 2% for the quarter and 3% for the year, led by strong DTC growth.

For the year, reported revenue increased 5%, while EBIT was flat, as revenue growth and gross margin expansion were offset by higher SG&A, reflecting investments in DTC and our new headquarters in Shanghai. In Q4, EBIT fell 12%, largely reflecting the timing of demand creation and operational investments.

As Trevor noted, we're seeing great results from the actions we're taking to reset the China market for renewed growth. For FY '15, we expect revenue for the geography to grow at a high single-digit rate. As we've discussed before, we expect quarterly growth will vary as we fine-tune the seasonal flow of product into the market and given the significant variations in prior-year comparisons. We expect those factors will drive somewhat-faster revenue growth in the first quarter.

In Japan, currency-neutral revenues were flat in Q4 but up 5% for the year, driven by growth in Sportswear, Football and Basketball. DTC revenues increased 18% for the year, reflecting comp store sales growth, as well as the launch of NIKE.com.

On a reported basis, results in Japan were significantly impacted by the weaker Yen. For the year, revenue was down 12%, and EBIT fell 6% on a reported basis.

In our Emerging Markets geography, currency-neutral revenues grew 13% in FY '14, despite logistics issues in Mexico earlier in the year and generally weak macroeconomic conditions across Latin America. Every key category, except Men's Training, posted higher revenues for the year paced by Football, Running and Sportswear. The geography finished the year strong with Q4 currency-neutral revenues up 25%, reflecting double-digit growth in nearly every territory and in most key categories.

On a reported basis, results in the Emerging Markets were also significantly affected by weaker currencies in a number of developing markets. FY '14 revenue grew 3% but EBIT fell 3%, as the FX headwinds eroded gross margins and generated losses on the other expense line. EBIT increased 8% in Q4, as stronger revenue growth was only partially offset by FX and World Cup demand creation investments.

Converse continues to deliver strong growth, with revenue up 15% on a currency-neutral basis for both the fourth quarter and the full year. The growth was largely organic, driven by mid-teens revenue growth in Converse's direct distribution markets, particularly the United States, China and the U.K., as well as expansion of the Direct to Consumer business.

For the year, reported revenue grew 16% and EBIT grew 17%, as gross margins expanded. Fourth quarter EBIT increased 6%, as higher revenue and gross margins were partially offset by investments in infrastructure, DTC and demand creation.

NIKE delivered strong growth in FY '14, and we're beginning the new fiscal year with great momentum across our portfolio. Our FY '15 guidance reflects that momentum, as well as continued investments in growth drivers, such as DTC, product innovation and consumer digital, along with the operating capabilities to support our growth.

Overall, our expectations for FY '15 are largely unchanged from what we shared last quarter. Specifically, for the year, we expect reported Revenue to grow at a high single-digit rate, reflecting low double-digit currency-neutral growth, partially offset by continued FX pressure from developing market currencies. We expect Q1 reported revenue to grow at a low double-digit rate, driven by tremendous energy around the World Cup and continued growth in North America, Europe, China and the Emerging Markets.

We expect Gross Margin for Q1 and the full year to expand by about 75 basis points. We expect average selling prices to increase, driven by our ongoing focus on optimizing pricing and driving our product mix to premium. Growth in our DTC business should also benefit gross margin, helping to offset increases in product input costs, particularly labor.

As both Mark and Trevor discussed earlier, our growth strategies are working, and we'll continue to invest in them. For Q1, we expect Demand Creation to grow at approximately 30% as we continue to leverage the energy of the World Cup. Operating Overhead for Q1 is expected to grow in the high teens, reflecting investments in innovation, consumer digital, DTC and key operating capabilities. For the full year, we expect total SG&A to grow at a similar rate as FY '14.
For FY '15, we expect the Effective Tax Rate will be approximately 25%.

As Mark said at the top of the call, by staying focused on consumer engagement and relentless innovation, we drive value for our shareholders. We're proud of the strong results we delivered in FY '14, and we're more confident than ever that we'll deliver sustainable, profitable growth and value for our shareholders.

We're now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator: (Operator Instructions). Our first question comes from the line of Kate McShane, Citigroup Inc.

<Q – Kate McShane >: Just one quick question on guidance. I think, Don, on the last call, you had said for fiscal year '15, you had expected slightly below a mid-teens EPS growth rate. Is the guidance and the line items you gave today implying that same guidance?

<A – Don Blair>: Well, Kate, as you know, it's not been our practice to regularly give EPS guidance, but we do give you parameters on key line items. And I would point you back to the guidance that we gave in the prepared remarks, and that's where I'd like to leave it for now.

<A – Kelley Hall>: And Kate, you can give a call into my team, we'll walk you through it.

<Q – Kate McShane >: Okay, great. And then my second question is on share buybacks. It looks like this quarter, you've bought back more on a dollar basis than you ever have in your history. How should we think about buybacks going forward?

<A – Don Blair>: Well, overall, our strategy, as you know, is to continuously increase the level of cash returns to shareholders. And as you know, we've done that very consistently with our dividend, and we do create our share repurchase program based upon analysis of value of the company and market conditions. So over the long haul, what we would expect is that we would continue to deliver more cash back to shareholders. The specific timing of that is based upon our assessment of the marketplace. But we're confident in our ability to continue to generate sustainable profitable growth, and we think NIKE is a good investment.

Operator: (Operator Instructions).Omar Saad, ISI Group

<Q – Omar Saad>: Two questions: one on China, one on supply chain. When it comes to China, it's really great to hear that you got a store format that seems to be -- really be working. Now that you've got this kind of -- this DTC format there that works, are you going to reprofile the partner stores? Are you going to shut down some of the partner stores there? Any sort of deeper-dive explanation about the retail strategy there would be helpful. And then my supply chain question, on the supply chain revolution really, are you starting to see gross margin benefits from some of those activities? I mean, Flyknit's really starting to get larger in size. Or is that really all going to come in terms of the margin benefits of some of the new supply chain innovations?

<A – Trevor Edwards>: Okay, yes. Omar, I'll take the first one. Yes, around China, yes, obviously, we're seeing -- we are seeing great results in the stores that we've reprofiled. So we clearly feel that the reset strategy is working. What we're looking to do is continue to expand the number of stores that we actually reprofile, and so that we can continue to actually scale the results. Right now, it still represents a smaller part of our entire business, but we do believe that by reprofiling more doors, we will continue to actually build the business in the right way. So again, we feel very confident about where we are today. We will accelerate at a faster pace as we kind of come out, but we certainly feel very confident in what we've been doing.

<A – Don Blair>: And just to be clear, Omar, when we say reprofiling stores, it's not just the physical format. It's also the way we assort the stores. And to Trevor's earlier point, this is already in a number of stores with our partners, not just in DTC; and those partners are seeing great results both in terms of sales result, as well as margin. So with respect to your second question, to take the financial part of the question, we are still very early days in terms of seeing the impact of some of the more transformational approaches to manufacturing. We are starting to proliferate that into our sourcing base, but we think there's huge opportunity going forward on that.

<A – Mark Parker>: Yes. I'll just add, Omar, that we're very committed to modernizing our manufacturing and really focusing on innovation with some key partners to transform the whole process. There's lots of opportunities, I think, to reduce product costs. And we're focused on the ones that we think have the most potential to make an impact, so we're very selective as to where we can innovate and how we can scale those innovations. Flyknit, you mentioned, has enormous potential. We're getting tremendous response to that product. We're improving or extending the scope of Flyknit across multiple categories. I think you will see over the next couple of fiscal years, Flyknit and some of the other investments we're making in manufacturing innovation really start to make a more sizable impact on our product cost reduction. And that will only continue to get bigger and stronger, I think, in the fiscal years to come. We're very bullish on this, and it's a really important part of our strategy to contain product cost and then advance the innovation in our product at the same time.

Operator: (Operator Instructions). Robert Drbul, Nomura Securities

<Q – Bob Drbul>: The first question I have is around the FX and the currency hedging losses. Don, how should we model that or think about that? I think it came in a little bit below the expectation this quarter at least, and just sort of how to think about it for '15 from a modeling perspective? And I guess, similarly on those -- that line, like, can you just elaborate a little bit more how you're managing the risk in some of the emerging market volatility that you're seeing right now from a business standpoint, as well as an FX standpoint?

<A – Don Blair>: Sure. So I'm going to leave -- need to leave the conversation around modeling with our IR folks, because it all depends upon the individual who's doing the modeling. But as far as the way we manage this, we do have a pretty robust hedging program for the developed market currencies. Because normally, those are the largest impacts on our business, and it's relatively economical to do those sorts of hedges. For a lot of the other currencies, we've done quite a bit of work in the last few years, developing natural offsets to some of the exposure by purchasing in multiple currencies. And so as a result, we've reduced our overall volatility. But there's a baseline level of volatility, especially in the developing world like Brazil, Argentina, Russia, Turkey, that just is not economical to eliminate through the use of a hedging program. So unfortunately, we are going to see some of that volatility flow into our numbers. With that said, we have a very diversified portfolio of businesses. And just as you saw in FY '14, we have a lot of levers to pull, and we were able to deliver double-digit growth in EPS, even though we absorbed 8 points of FX headwind for the year.

<Q – Bob Drbul>: Okay. And then, I guess, my second question is a lot of talk on the World Cup and the product offering, I just wondered if any of you guys would share your predictions for the winner?

<A – Trevor Edwards>: We just hope that the best teams win.

Operator: Robert Ohmes, Bank of America Merrill Lynch

<Q – Robert Ohmes >: My question is on North America. I get this question a lot. How -- can you give us a little bit more of a map on how you are going to keep the North America momentum going? Is it more price increases? Is it an acceleration in store growth? Internet? Is it more leaning on a Women's growth acceleration? Just maybe a little more color on how you guys expect to keep that going through the next year or 2.
<A – Trevor Edwards>: Absolutely. It's a question that -- we clearly always get that same question, and the thing that we would continue to say is that we see great momentum in North America today. Our futures growth of 11% continues to demonstrate that we can continue to leverage the category offense to continue to grow the brand and the overall market. One of the key things that we've certainly learned is by drilling down against any of the opportunities in the category, we can continue to grow. So we see great growth coming from the categories that are currently our perennial categories, as I talked about earlier. Whether that's Running, that's Basketball, those obviously are our key categories, which will see growth, and we'll see Sportswear grow. In addition, we see great growth coming from the other categories, such as our Women's business, our Young Athletes business, as well as E-commerce. So those are all very underpenetrated opportunities. So we look at the North America, and we see just tremendous growth potential in the marketplace. Overall, our -- also we have our focus with our key retail partners around continuing to transform the marketplace, so we can increase the capacity in that marketplace, which we are certainly seeing great success from doing that today. So all in all, we still see tremendous ways to grow. E-commerce, Young Athletes, Women's, Apparel, all of those represent really great opportunities for us to grow, in addition to the current and expected businesses where we're doing well today.

<A – Mark Parker>: Yes, I'll just quickly add that the -- we have a sizable investment in -- ongoing investment in DTC, and that's not just to create more premium points of distribution. It's actually to help us elevate our business and how we manage our brand in North America, certainly, and then around the world. We're getting better, I think, at retail presentation, consumer experiences, storytelling, merchandising, product flow, assortment planning. These are the things that you have to do just to be a better brand and a better business. And so we're leveraging that investment in DTC to really drive more potential in North America. But then also it's a -- really a blueprint for expanding our business around the world.

Operator: David Weiner, Deutsche Bank

<Q – David Weiner>: So I was looking for a little more color on your long-term gross margin drivers. So I think the key drivers that you've talked about in the past are a shift to -- are a geographic shift outside of the North America, a shift from Footwear to Apparel and then also a shift to DTC. It feels like the DTC is what's helping the most right now. Can you just kind of confirm if that's the case? And if it is, maybe provide a little color about when maybe the shift to apparel and the geographic gross margin shift may start to contribute to the overall gross margin gains as well, if they're not already?

<A – Don Blair>:
Okay. Well, let me just start with the biggest drivers. I mean, certainly, we start with the top line. And as I said in my prepared remarks, we have done quite a bit of work around our consumer value equation. And one of the things that the strength of our brand and the innovation that's in our products means that there's a great consumer value proposition at higher price points. So certainly, working to optimize that price-value equation, we think we can continue to raise prices, particularly around product innovation and brand strength. And then the second thing is migrating consumers to premium product. So that is definitely a trend we've seen both on the Footwear and the Apparel side. The second one is really making sure that we are working that product-cost equation. And as Mark indicated earlier, there's a whole range of supply chain and manufacturing initiatives that plays all the way from the evolutionary to the revolutionary. And the objective there is to raise the productivity of labor, to reduce waste of materials, and produce even more premium product and we're driving hard against those. DTC is certainly a positive driver for us, and our DTC business is -- has increased significantly in profitability as we've driven our dot-com business and also as we've gotten better and better, as Mark indicated, at operating retail. So all of those are key drivers. They were key drivers in '14. We expect them to be key drivers again in '15 and going forward.

Operator: Jay Sole, Morgan Stanley

<Q – Jay Sole>: Mark, I just had a question about the reset going on in China. Can you just walk us through the strategic decision-making process for thinking about whether to prioritize investment and distribution into NIKE.com versus investment in brick-and-mortar retail, whether it's your own or wholesale partners -- or sorry, retail partners.

<A – Mark Parker>: Well, we're actually investing in both. We're -- as you've heard us talk about quite a bit, we're investing in elevating the presentation of NIKE at retail, looking at how we can improve our ability to create a more profitable, more focused business, raise the level of execution against the categories. It's really imperative that we not only learn how to do that ourselves in that market, but actually help to leverage those learnings through our retail partners. So the physical retail investments we're making in China are absolutely critical. I'm really excited about what has transpired over this past year and then our ability through '15 and beyond to start to scale those learnings across both our own retail and our wholesale partners. Certainly, we're very bullish on dot-com, dot-com not only in China, but around the world. We think that's just going to continue to be a bigger and bigger percentage of our business going forward. And China is certainly no exception, very digitally connected country, consumer. And that channel for us -- that medium for commerce is absolutely the future. So we're going to be as bullish out there as we possibly can.

<A – Don Blair>: Yes, and the one thing I'd also underline from an economic standpoint is our focus is on productivity and profitability of retail. So for us, from a return standpoint, this is really driving more revenue, more profitability through a given size of distribution infrastructure, which is not to say we won't expand over time, but the strategy is not adding lots of new stores in lower-tier cities here. We're really focused on making our existing base more profitable, more productive for us and for our retailers.

<A – Trevor Edwards>: And one other thing too, as Mark just mentioned, in China specifically, last quarter, we actually went in and upgraded our entire NIKE.com site in our China business. And that, again, is one of those things as we continue to transform that marketplace using all the investments that we put in place, we're now leveraging that in China specifically. So I think you'll see that play out in the future as that continues to grow.

Operator: Mitch Kummetz, Robert Baird

<Q – Mitch Kummetz>: Trevor, in your prepared remarks, you referenced the momentum on the Women's side. I was wondering if -- is that more of a U.S. phenomenon? Are you seeing that trending elsewhere? And then in terms of the growth that you're seeing there, is it more on the Apparel side than Footwear? Is it more DTC than wholesale? Just any color on that would be helpful.

<A – Trevor Edwards>: Yes, certainly. Yes -- no, we absolutely see just great momentum in the Women's business. Actually, it's not only in North America but actually across all the geographies. We're seeing great growth as we've gone in, and certainly, we're seeing really a strong brand position. All the work that we've done around the NIKE Training app has really helped to unlock a connection with our female consumer. We continue to bring really great products and premium products into the marketplace, and so she's very obviously excited about that. And then thirdly, what we're also doing is around distribution. We've been able to go in and work at our DTC doors to use them, as Don says, as a sharp point to better understand that consumer and then roll that strategy out with our wholesale partners. Now in terms of Footwear and Apparel, actually, we're seeing growth in both -- on both dimensions. Certainly, our Footwear on both Running -- from Running to Training, to actually Sportswear and certainly around Apparel, we're seeing great growth in the Women's Training apparel, as well as in Women's Running apparel. So again, just tremendous upside here, and I think going forward, you're going to see us put a lot more focus on this part of the business because we truly believe this is an area where we can be very successful and then we see great opportunity.

<A – Mark Parker>: I'll add too that the Women's business on the dot-com side has been incredibly healthy as well, and we expect that to continue through '15 and beyond. And that's a real focal point for us on the Women's side is that dot-com's business -- dot-com business. And then the futures on our Women's business are actually very, very healthy as well. So we see a lot of momentum going into fiscal year '15.

<Q – Mitch Kummetz>: Okay. And then real quickly in Western Europe, I mean, a lot of momentum there. You talked about some of the strategies that you have placed in that market. I'm also wondering, how much of a factor is the -- is an economic recovery there? I mean, is it mostly that you're taking share through some of these strategies or are you also benefiting from somewhat of a tailwind from economic recovery?

<A – Trevor Edwards>: I think from our side, we're certainly seeing just broad-based growth across all of the Western European marketplace. And that, we truly believe, is a function of the reset that we did 2 years ago when we decided to really focus against the category offense, as well as have a more centralized approach to the European marketplace. So we've seen great growth really across all the territories. And even in the Iberia, so the southern parts where it was struggling, we're certainly seeing strength in those zones coming back. So we really truly believe our category offense is what's driving that, and we -- we're seeing the numbers actually go really ahead of any economic recovery. So we feel very strong that it's really about our approach in that market, and we think we've only just gotten started. We think there is just tremendous growth continuing to come through.

<A – Kelley Hall>: Great. Well, thank you, everybody. Appreciate you joining us for our year-end call today, and we look forward to talking to you next quarter.

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